Consent of Independent Registered Public Accounting Firm
The Board of Directors
AdCare Health Systems, Inc.:
We consent to the use of our report dated April 17, 2017, with respect to the consolidated balance sheets of AdCare Health Systems, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP
Atlanta, Georgia
May 12, 2017